Exhibit 3
RISKMETRICS GROUP — ISS GOVERNANCE SERVICES (ISS) RECOMMENDS ORIENT-EXPRESS
HOTELS SHAREHOLDERS
VOTE THE GREEN PROXY CARD
FOR THE D. E. SHAW GROUP AND CR INTRINSIC PROPOSALS
New York, NY and Stamford, CT—October 3, 2008 — D. E. Shaw Valence Portfolios, L.L.C., D. E. Shaw Oculus Portfolios, L.L.C. (the “D. E. Shaw group”) and CR Intrinsic Investors, LLC today announced that RiskMetrics Group — ISS Governance Services (“ISS”), the leading independent proxy voting advisory and corporate governance services firm, has recommended that Orient-Express Hotels Ltd. (NYSE: OEH) shareholders vote the GREEN proxy card FOR both proposals submitted by the Requisitioning Shareholders for the Orient Express Special General Meeting to be held on October 10, 2008.
The Requisitioning Shareholders seek to (i) amend the Orient-Express Bye-laws so that any shares owned by the Company or its subsidiaries would be treated as non-voting treasury shares, and (ii) eliminate the Class B shares currently held by the Company.
In recommending that Orient-Express shareholders vote FOR both proposals, ISS stated:
“The dual-class share structure of the company essentially gives no opportunity to shareholders to hold the board accountable on any issues relating to the company through their voting rights. Furthermore, shareholders are not given the chance to have a true voice on major corporate transactions, which could potentially add a premium to the value of the company’s share. The management of the company appears to be entrenched, as it may only be held accountable by itself given its super-voting rights. The company has repeatedly blocked takeover attempts without giving shareholders a chance to express their views on these offers, while also exhibiting poor communication language to bidders. Also, the company has failed to establish a majority independent board.
Irrespective of whether the current structure would be deemed legal or not, the proponents have made a strong case with regards to how the elimination of Class B shares would benefit the company in terms of good governance, which may in turn have a positive effect on the firm’s value. The company, on the other hand, has not sufficiently justified how the current share structure benefits Class A shareholders.”
ISS concluded, “Considering the potential benefits of the proposals with regard to the corporate governance structure of the company, as well as the costs associated with maintaining the dual-class structure, the proposed resolutions are in the best interest of the shareholders. As such, these proposals merit shareholder approval.”
Additionally, Egan-Jones Proxy Services, another independent proxy advisor also recommends that Orient-Express shareholders vote FOR both proposals. In its analysis, Egan-Jones noted:
“Despite the Company’s argument against the proposals that the dual-class voting structure has been fully disclosed for years, we believe that this particular structure is extraordinary, and, especially in light of the performance of the Class A shares, it is not in the best interests of the Company and its public (i.e. Class A) shareholders for the Company to control more than 80% of the voting power on all matters put to a shareholder vote.”
The D. E. Shaw group and CR Intrinsic Investors, said, “We are very pleased that respected independent advisory firms ISS and Egan Jones recognize the value of eliminating the circular ownership and voting structure that Orient-Express has used to disenfranchise Class A shareholders. These recommendations are a powerful endorsement of our proposals, which we believe would benefit all Orient-Express investors.”
The D. E. Shaw group and CR Intrinsic Investors strongly encourage Orient-Express shareholders to sign, date and return the GREEN proxy card and vote FOR both proposals today. Shareholders with questions about how to vote their shares may call Innisfree M&A Incorporated toll-free at 1-888-750-5834. Banks and Brokers may call collect at 1-212-750-5833.
D. E. Shaw Valance Portfolios, L.L.C., D. E. Shaw Oculus Portfolios, L.L.C., CR Intrinsic Investments, LLC and CR Intrinsic Investors, LLC are referred to collectively as the “Requisitioning Shareholders.” Permission to use quotations from the ISS and Egan-Jones reports was neither sought nor obtained. The Requisitioning Shareholders previously filed their definitive proxy statement as an attachment to their respective filings on Schedule 13D, and mailed the proxy statement and GREEN proxy card to shareholders. Shareholders are strongly advised to read the proxy statement and other related documents, as they contain important information. Copies of the proxy statement are available free of charge on the SEC’s website at http://www.sec.gov or by contacting Innisfree M&A Incorporated by telephone at 888-750-5834 or by email at info@innisfreema.com.
Shareholder Contacts:
Innisfree M&A Incorporated
Scott Winter / Michel Brinn
+1 212 750 5833